STOCK PURCHASE AGREEMENT

by and among

MINERA KATA S.A.

 (as “Seller”)

and

SOUTH AMERICAN GOLD CORP.

(as “Buyer”)

Dated as of February 25, 2011

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION
		Page

		1
SECTION 1.1	Definitions.

ARTICLE II

PURCHASE AND SALE OF STOCK

SECTION 2.1	Purchase and Sale of Stock and Purchase Price.	2
SECTION 2.2	Closing.	2
SECTION 2.3	Payment of Cash Consideration and Transactions at Closing.	2
SECTION 2.4	Payment of Additional Cash Consideration and Transactions after Registration…….	3
SECTION 2.5	Sales and Transfer Taxes.	3
SECTION 2.6	No Registration.	4

ARTICLE III BUYER’S PURCHASE OPTION

SECTION 3.1	Buyer’s Purchase Option.	4
SECTION 3.2	Option Notice and Expiration.	5

ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

SECTION 4.1	Organization, Existence and Good Standing.	6
SECTION 4.2	Authorization and Enforceability.	6
SECTION 4.3	Consents and Filings.	6
SECTION 4.4	Legal Proceedings.	6
SECTION 4.5	No Violation or Conflict.	6
SECTION 4.6	Stock Ownership.	7
SECTION 4.7	Brokers.	7
SECTION 4.8	No Other Representations and Warranties.	7

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(continued)

- ii -

(continued)

ARTICLE VII SELLER’S COVENANTS
		Page

		13
SECTION 7.1	Affirmative Covenants.	14
SECTION 7.2	Negative Covenants.

ARTICLE VIII CONDITIONS TO CLOSING

SECTION 8.1	Reciprocal Conditions.	15
SECTION 8.2	Conditions to Buyer’s Closing Obligations.	15
SECTION 8.3	Conditions to Seller’s Closing Obligations.	16

ARTICLE IX INDEMNIFICATION; LIMITATION OF LIABILITY

SECTION 9.1	Indemnification by Seller.	16
SECTION 9.2	Indemnification by Buyer.	16
SECTION 9.3	Third Party Claims.	17
SECTION 9.4	Limitation of Liability; Exclusivity.	17

ARTICLE X TERMINATION; AMENDMENT AND WAIVER

SECTION 10.1	Grounds for Termination.	18
SECTION 10.2	Effect of Termination.	18

ARTICLE XI MISCELLANEOUS

SECTION 11.1	Notices.	19
SECTION 11.2	Severability.	21
SECTION 11.3	Counterparts.	21
SECTION 11.4	Entire Agreement; No Third Party Beneficiaries.	21
SECTION 11.5	Governing Law.	21
SECTION 11.6	Arbitration.	21

- iii -

(continued)

- iv -

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is dated as of February 25, 2011, by and among Minera Kata S.A., a corporation (sociedad anónima) organized under the laws of the Republic of Panama (as “Seller”) and South American Gold Corp., a corporation incorporated under the laws of the State of Nevada, United States of America (as “Buyer”).

RECITALS

WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding shares of capital stock on a fully diluted basis of Kata Enterprises Inc. (the “Shares”), a corporation organized under the laws of the Republic of Panama (the “Company”);

WHEREAS, the Company owns, through a wholly owned subsidiary incorporated under the laws of the Republic of Colombia (as identified in Schedule 1.1), eighty-five percent (85%) of the issued and outstanding shares of capital stock on a fully diluted basis a corporation that is in the process of acquiring certain mining rights to a property located in the Nariño Department in Colombia, when and if they are granted by the Mining Authority;

WHEREAS, Buyer and Seller have signed a Letter of Intent, dated December 15, 2010, whereby Buyer has the option to acquire up to one hundred percent (100%) of the Shares;

WHEREAS, subject to the provisions of this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, twenty-five (25) shares, representing twenty-five percent (25%) of the Shares (the “25% Stake”), with an option to purchase up to seventy-five (75) remaining Shares, representing seventy-five percent (75%) of the remaining Shares of the Company (the “Purchase Option”), in the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements, promises and covenants contained herein, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.1        Definitions.

Capitalized terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Appendix A hereto.

ARTICLE II

PURCHASE AND SALE OF STOCK

SECTION 2.1      Purchase and Sale of Stock and Purchase Price.

Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, at the Registration, the 25% Stake, free and clear of any Liens.

a)      Consideration at Closing. As consideration for the 25% Stake, Buyer, at the Closing, shall pay to Seller, in cash, by wire transfer of immediately available funds an amount equal to FIVE HUNDRED THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$500,000) (the “Cash Consideration”).

b)      Consideration at Registration. Subject to Registration, at the fifth (5th) Business Day following the moment that Seller delivers a notification to Buyer informing and evidencing that Registration was duly performed, Buyer shall: (i) pay to Seller in cash, by wire transfer of immediately available funds an amount equal to FIVE HUNDRED THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$500,000) (the “Additional Cash Consideration”) and (ii) issue to Seller ONE MILLION (1,000,000) OF ISSUED AND OUTSTANDING SHARES of Buyer’s common stock, free and clear of any Liens (the “Buyer Shares”).

Together, the Cash Consideration, the Additional Cash Consideration and the Buyer Shares will be referred to as the “Purchase Price” in this Agreement.

SECTION 2.2      Closing.

The closing of the purchase and sale of the 25% Stake (the “Closing”) shall take place at the 10:00 a.m., local time, at the offices of Arias, Fabrega & Fabrega, Edificio Plaza 2000, Calle 50, Panamá on February 25, 2011, or at such other time, date and place as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs being referred to as the “Closing Date”).

In case the Closing Date is postponed to a later time and date by mutual agreement of the Parties, all references to the Closing Date in this Agreement shall refer to the postponed date.

SECTION 2.3      Payment of Cash Consideration and Transactions at Closing.

On the Closing Date, the following events shall occur, each event being deemed to have occurred simultaneously with the other events:

a)      Payment of Cash Consideration to Seller. Buyer shall pay to Seller the Cash Consideration, in cash, by wire transfer of immediately available funds in Dollars of the United States of America to such account or accounts specified by Seller to Buyer in writing at least five (5) Business Days prior to the Closing Date.

b)      Removal of Directors: Within fifteen (15) Business Days following the Closing Date, Seller will deliver to Buyer: (i) resignation letters by each member of the board of directors of each of the Acquired Companies, effective as of the Closing and (ii) resolutions of the shareholders of each of the Acquired Companies accepting the resignation of all members of the board of directors thereof and appointing new members of the board of directors, as designated and notified in writing by Buyer to Seller five (5) Business Days prior to the Closing Date.

SECTION 2.4     Payment of Additional Cash Consideration and Transactions after Registration.

The following events shall occur at the fifth (5th) Business Day following the date that Seller delivers a notification to Buyer informing and evidencing that Registration was duly performed; each event being deemed to have occurred simultaneously with the other events:

a)        Payment of Additional Cash Consideration to Seller. Buyer shall pay to Seller the Additional Cash Consideration, in cash, by wire transfer of immediately available funds Dollars of the United States Dollars to the account or accounts specified by Seller to Buyer for the payment of the Cash Consideration.

b)        Company’s Contractual Obligations. Once the aforementioned payment occurs, Seller will use the Additional Cash Consideration to pay contractual obligations owed by the Company to third parties before the Closing.

c)        Delivery of Buyer Shares to Seller. Buyer shall deliver to Seller: (i) share certificates representing the Buyer Shares, free and clear of all Liens, duly endorsed to Seller or accompanied by duly executed share transfer deed or stock powers in blank, in proper form and reasonably satisfactory to Seller, for transfer with all signatures properly guaranteed; (ii) to the extent required by the applicable law, in order to perform the sale and transfer of the Buyer Shares, Buyer will make or cause to be made the appropriate notations and entries in the stock or shareholder registry books of the Buyer; and (iii) Buyer will comply with all necessary formalities and applicable laws necessary to perform the sale and transfer of Buyer Shares to Seller.

d)       Delivery of 25% Stake to Buyer. Seller shall deliver to Buyer (i) share certificates representing the 25% Stake, free and clear of all Liens, duly endorsed to Buyer or accompanied by duly executed share transfer deeds or stock powers in blank, in proper form and reasonably satisfactory to Buyer, for transfer with all signatures properly guaranteed; (ii) to the extent required by the applicable law, in order to perform the sale and transfer of the 25% Stake, Seller will make or cause to be made the appropriate notations and entries in the stock or shareholder registry books of the Company; and (iii) Seller will comply with all necessary formalities and applicable laws necessary to perform the sale and transfer of the 25% Stake to Buyer.

SECTION 2.5      Sales and Transfer Taxes.

Buyer shall be liable for the payment of all sales, use, excise, transfer and other related taxes and fees arising from the purchase by Buyer of the 25% Stake. Notwithstanding the foregoing, Seller shall be responsible for any applicable corporate or capital gains taxes which Seller is subject to by virtue of its prior ownership of the 25% Stake. To the extent applicable, Buyer shall be responsible for the payment of any other taxes under the Panamanian Tax Code, any rules and regulations promulgated there under, or any provision of applicable state, local or foreign tax law, and the Buyer shall make any required filings with and payments to tax authorities relating to any such deduction or withholding.

SECTION 2.6       No Registration.

In case the Registration does not occur within one (1) year as of the execution of this Agreement, the following event shall occur:

a)       Delivery of 100% Company Shares to Buyer. Seller shall (i) deliver to Buyer: (i) one hundred (100) shares, representing one hundred percent (100%) of the Shares (the “100% Company Shares”); and (ii) deliver to Buyer: (x) share certificates representing the 100% Company Shares, free and clear of all Liens, duly endorsed to Buyer or accompanied by duly executed share transfer deeds or stock powers in blank, in proper form and reasonably satisfactory to Buyer, for transfer with all signatures properly guaranteed; (y) to the extent required by the applicable law, in order to perform the sale and transfer of the 100% Company Shares, Seller will make or cause to be made the appropriate notations and entries in the stock or shareholder registry books of the Company; and (z) Seller will comply with all necessary formalities and applicable laws necessary to perform the sale and transfer of the 100% Company Shares to Buyer.

ARTICLE III

BUYER’S PURCHASE OPTION

SECTION 3.1      Buyer’s Purchase Option.

From and after the Closing Date, Seller hereby grants to Buyer an option to purchase all or any part of the remaining seventy-five (75) shares of the Company, representing seventy-five percent (75%) of the remaining issued and outstanding shares of the Company (the “Option Stakes”), and Buyer hereby accepts the right, but undertakes no obligation, to buy the Option Stakes from Seller, in the following manner:

a)      On or before six (6) months following the Closing Date (the “First Option Period”), Buyer may exercise its option to: (i) purchase twenty-five (25) shares of the Company, representing twenty-five percent (25%) of the issued and outstanding shares of the Company, by paying Seller ONE MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$1,000,000) in cash and (ii) issuing to Seller ONE MILLION (1,000,000) ISSUED AND OUTSTANDING SHARES of Buyer’s common stock, free and clear of any Liens (the “50% Stake”);

b)      On or before twelve (12) months following the Closing Date (the “Second Option Period”), Buyer may exercise its option to: (i) purchase an additional twenty-five (25) shares, representing twenty-five percent (25%) of the issued and outstanding shares of the Company, by paying Seller ONE MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$1,000,000) in cash and (ii) issuing to Seller ONE MILLION (1,000,000) ISSUED AND OUTSTANDING SHARES of Buyer’s common stock, free and clear of any Liens (the “75% Stake”);

c)      On or before eighteen (18) months following the Closing Date (the “Third Option Period”), Buyer may exercise its option to: (i) purchase an additional twenty-five (25) shares, representing twenty-five percent (25%) of the issued and outstanding shares of the Company, by paying Seller ONE MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$1,000,000) in cash and (ii) issuing to Seller ONE MILLION (1,000,000) ISSUED AND OUTSTANDING SHARES of Buyer’s common stock, free and clear of any Liens (the “100% Stake”) (collectively, the First Option Period, the Second Option Period, and the Third Option Periods, the “Option Periods”).

SECTION 3.2   Option Notice and Expiration.

a)      If the Buyer intends to exercise the option to purchase any of the Option Stakes, the Buyer shall notify the Seller, in writing, and at least five (5) Business Days prior to the expiration of each of the Option Periods, of Buyer’s intent to purchase the Option Stakes permitted under the relevant Option Periods (the “Option Notice”). Upon receipt of Buyer’s Option Notice, Seller and Buyer shall cooperate to negotiate, draft and execute all contracts, instruments, or other agreements necessary to transfer the relevant Option Stakes to Buyer.

b)      The Purchase Option will terminate automatically, without any necessary or further action by the Parties, if on the last Business Day of any of the Option Periods, the Seller has not received an Option Notice from the Buyer, unless the Parties mutually agree in writing to extend any of the Option Periods. In an abundance of caution, unless the Parties mutually agreed in writing otherwise, the failure of Buyer to notify Seller of its intent to purchase the 50% Stake within the First Option Period will result in the automatic termination of the Purchase Option, thereby precluding the Buyer from purchasing the 75% Stake during the Second Option Period. Likewise, the failure of Buyer to notify Seller of its intent to purchase the 75% Stake within the Second Option Period will result in the automatic termination of the Purchase Option, thereby precluding the Buyer from purchasing the 100% Stake during the Third Option Period.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller hereby represents and warrants to Buyer that as of the Closing Date and the Registration, and on the date of each exercise of the Option Stakes, the statements set forth herein are, and will be, true and correct, as follows:

SECTION 4.1     Organization, Existence and Good Standing.

Seller is a corporation (sociedad anónima) duly incorporated, validly existing and in good standing under the laws of the Republic of Panama, and has full corporate power to enter into this Agreement and consummate the transactions contemplated hereby.

SECTION 4.2     Authorization and Enforceability.

The execution, delivery and performance by Seller of this Agreement and all the documents and instruments required hereby to which Seller is a party, are within the corporate power of Seller and have been duly authorized by all necessary corporate action. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Seller, and assuming the due authorization, execution and delivery by Buyer, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its respective terms, except as such enforceability may be limited or affected by: (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including, without limitation, court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors; (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief; and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

SECTION 4.3    Consents and Filings.

No consent, approval, license, permit, order or authorization (each a “Consent”) of, or registration, declaration or filing (each a “Filing”) with, any Governmental Entity or third party is required for or in connection with the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby.

SECTION 4.4    Legal Proceedings.

There are no Claims pending or, to Seller’s Knowledge, threatened, against or otherwise relating to Seller before any Governmental Entity or any arbitrator that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller is not subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that prohibits the consummation of the transactions contemplated by this Agreement.

SECTION 4.5    No Violation or Conflict.

The execution, delivery and performance of this Agreement (and the transactions contemplated herein) by Seller do not and will not: (a) conflict with or violate any applicable Law and the articles of incorporation and bylaws of Seller; (b) to the Seller’s Knowledge, conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree applicable to Seller; or (c) require any authorization, consent, approval, exemption or other corporate action by or notice to any Governmental Entity.

SECTION 4.6     Stock Ownership.

Seller is the sole owner of, and has good and marketable title to the Shares (including the 25% Stake and each of the Option Stakes), free and clear of any Liens, and the Shares are fully paid and non-assessable. There are no outstanding options (other than the Purchase Option pursuant to this Agreement), warrants or other rights of any kind including any restrictions on transfers, relating to the sale, or voting of the 25% Stake and the Option Stakes, the subscription of additional shares in the capital of the Company or any securities convertible into or evidencing the right to purchase additional shares in the capital of the Company.

SECTION 4.7     Brokers.

All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller directly with Buyer and neither Seller nor any of its Affiliates (including, for these purposes, the Company) have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or its Affiliates (including, for these purposes, the Company) could become liable or obliged.

SECTION 4.8     No Other Representations and Warranties.

Except for the representations and warranties contained in this Article IV, neither the Seller nor any other Person or entity makes any other express or implied representation or warranty on behalf of Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED COMPANIES

Seller hereby represents and warrants to Buyer that as of the Closing Date and the Registration, and on the date of each exercise of the Option Stakes, the statements set forth in this Article V are, and will be, true and correct, as follows:

SECTION 5.1    Organization, Existence and Good Standing.

Each Acquired Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has full corporate power to enter into this Agreement and consummate the transactions contemplated hereby, as well as the authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and as planned to be conducted by the Acquired Company. Each Acquired Company is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary.

SECTION 5.2     Certificates; Bylaws; Minute Books; Records.

Seller has previously delivered to Buyer true and complete copies of the articles of incorporation and bylaws (estatutos) of the Acquired Companies, as in effect on the date of this Agreement, and no Acquired Company is in violation of any provision thereof. The minute books for the Acquired Companies that were previously provided to Buyer for examination contain complete and accurate records of all corporate actions taken by the board of directors and shareholders of the Acquired Companies through the date hereof and completely and accurately reflect all transactions involving shares of capital stock of the Acquired Companies, including all prior redemptions of such capital stock. The books and records of the Acquired Companies are complete and correct and are maintained in a manner consistent with past practice.

SECTION 5.3     Stock Ownership and Capital Structure of Company.

The authorized capital stock of the Company consists solely of one hundred (100) shares of common stock, par value ONE HUNDRED DOLLARS OF THE UNITED STATES OF AMERICA (US$100) (“Common Stock”), of which one hundred (100) shares are issued and outstanding. The Shares represent all of the issued and outstanding Common Stock. The Seller is, and on the Closing Date will be, the sole record holder and beneficial owner of all of the Shares of the Company, free and clear of all Liens. Upon the execution of the Closing, the Buyer will be the sole beneficial owner of the 25% Stake equity interest in the Company, free and clear of all Liens (as identified in Schedule 1.2).

SECTION 5.4     No Violations or Conflicts.

Neither the execution and delivery of this Agreement, nor the consummation or performance of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice, period of time or both) conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, result in any payment becoming due under, or result in the imposition of any Liens on any of the Shares or any of the properties or assets of any Acquired Company under: (i) the articles of incorporation or bylaws (estatutos) of the Acquired Companies, or any resolution adopted by the Seller or board of directors of any Acquired Company; (ii) any Governmental Authorization or contract to which any Acquired Company or any Seller is a party or by which any Acquired Company or any Seller is bound or to which any of their respective properties or assets is subject; (iii) any Law or Judgment applicable to any Acquired Company or any Seller or any of their respective properties or assets; or (iv) require any Acquired Company or any Seller to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

SECTION 5.5     Legal Proceedings.

There are no Claims pending or, to Seller’s Knowledge, threatened, against or otherwise relating to the Acquired Companies before any Governmental Entity or any Proceeding that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Acquired Companies are not subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitration that prohibits the consummation of the transactions contemplated by this Agreement.

SECTION 5.6     Mining Rights.

The Acquired Companies will have eighty-five percent (85%) of the shares of the corporation that would acquire the expected mining rights and as the case may be, would have beneficial ownership to all the gold generated by the mining rights that would be acquired.

SECTION 5.7     Pacifico Forest Reserve.

The Acquired Companies will have eighty-five percent (85%) of the shares of the corporation that would acquire the expected mining rights to a property located in the Nariño Department in Colombia, which completely overlaps with the Pacifico Forest Reserve (in order to conduct mining activities in this area, a carve-out approval by the environmental competent authority must be previously obtained). As of the Closing Date, and the Registration, no carve-outs have been requested nor obtained and will not be requested nor obtained by the Acquired Companies.

SECTION 5.8     Ethnic Communities Prior Consultation.

The Acquired Companies will have eighty-five percent (85%) of the shares of the corporation that would acquire the expected mining rights to a property located in the Nariño Department in Colombia, which partially overlaps with an ethnic community (prior consultation is required whenever the mining activities are to be conducted in indigenous reservation areas or afro-descendent communities). As of the Closing Date, and the Registration, no prior consultations have been conducted and will not be conducted by the Acquired Companies.

SECTION 5.9    Compliance with Laws.

To the Seller’s Knowledge, without limiting the scope of any other representation in this Agreement, each Acquired Company has complied with all, and no Acquired Company has violated any, Laws, Judgments and Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets. No Acquired Company has received at any time since the Closing, any written or oral notice or other communication from any Governmental Entity or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Law or Governmental Authorization, or any actual, alleged or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

SECTION 5.10    Financial Statements.

Seller has delivered to Buyer a copy of the balance sheet of the Acquired Companies as of December 31, 2010 (the “Financial Statements”). The Financial Statements are true, correct and complete and were prepared in accordance with Colombian and Panamanian General Accepted Accounting Principles (“GAAP”) and fairly present in all material respects the combined financial condition and results of operations of the Acquired Companies as of its respective dates.

SECTION 5.11    Absence of Undisclosed Liabilities.

The Acquired Companies have no liabilities of any kind whatsoever, whether direct, indirect, accrued, contingent or absolute, and whether or not determined or determinable (other than: (a) liabilities set forth on the face of the latest balance sheet provided by Seller to Buyer, rather than in any notes thereto; (b) liabilities that have arisen since the date of the latest balance sheet provided by Seller to Buyer, in the ordinary course of business, as the case may be; or (c) those liabilities otherwise specifically disclosed in this Agreement or in the Schedules hereto) and there is no existing claim, condition, situation or set of circumstances that could reasonably be expected to result in any such liability.

SECTION 5.12     Absence of Certain Changes.

Since February 25, 2011, the Acquired Companies have conducted business in the ordinary course and there has been no:

a)     Material Adverse Change in the business, assets or condition (financial or otherwise or results of operations of the Acquired Companies, either individually or taken as a whole);

b)     Theft, damage, destruction or loss (whether or not covered by insurance) or any substantial destruction of either of the Acquired Companies books and records;

c)     Assumption or guarantee of indebtedness for borrowed money, other than borrowings in the course of ordinary business;

d)     Cancellation, termination or a material change in the terms of any relationship with either of the Acquired Companies that would have a Material Adverse Effect or notice to either of the Acquired Companies of a future cancellation, termination or other material change in the relationship with ether of the Acquired Companies, in the case of either clause;

e)     Waiver by either of the Acquired Companies of any right of material value except in the ordinary course of business and consistent with past practice; or

f)      Other occurrence, event or condition which was outside the ordinary course of business of either of the Acquired Companies or which adversely affected, or is reasonably likely to adversely affect, either of the Acquired Companies, its assets, or its business.

SECTION 5.13    Material Facts and Omissions.

No representation, warranty, covenant or statement by Seller in this Agreement, the Schedules attached hereto or the certificates furnished by Seller pursuant hereto contains or will contain any untrue statement of material fact, or omits to state a material fact required to be stated therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not false or materially misleading.

SECTION 5.14    No Other Representations and Warranties.

Except for the representations and warranties contained in this Article V, neither the Acquired Companies nor any other Person or entity makes any other express or implied representation or warranty on behalf of the Acquired Companies.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that as of the Closing Date and the Registration, and on the date of each exercise of the Option Stakes, the statements set forth in this Article VI are, and will be, true and correct, as follows:

SECTION 6.1    Organization, Existence and Good Standing.

Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada, United States of America, and has full corporate power to enter into this Agreement and consummate the transactions contemplated hereby.

SECTION 6.2    Authorization and Enforceability.

The execution, delivery, and performance by Buyer of this Agreement, and all of the documents and instruments required hereby to which Buyer is a party, are within the corporate power of Buyer and have been duly authorized by all necessary corporate action. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited or affected by: (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including, without limitation, court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors; (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief; and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

SECTION 6.3     Capital Structure.

The entire authorized capital stock of Buyer consists of four hundred and fifty million (450,000,000) shares of common stock, USD$0.001 par value, of which seventy three million four hundred and eleven thousand eight hundred and ninety (73,411,890) shares are issued and outstanding. There are no outstanding options, warrants, conversion rights or other rights to subscribe for or purchase, or other contracts or rights with respect to, any capital stock of Buyer or pursuant to which Buyer is or may become obligated to issue or redeem or exchange any shares of the Buyer’s capital stock (as identified in Schedule 1.3).

SECTION 6.4     Consents and Filings.

No Consents of, or Filing with, any Governmental Entity is required for or in connection with the execution  and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby.

SECTION 6.5      Legal Proceedings.

There are no Claims pending or, to Buyer’s Knowledge, threatened, against or otherwise relating to Buyer before any Governmental Entity or any arbitrator that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer’s ability to perform its obligations hereunder. Buyer is not subject to any judgments, decree, injunction, rule or order of any Governmental Entity or any arbitrator that prohibits the consummation of the transactions contemplated by this Agreement.

SECTION 6.6      No Violation or Conflict.

The execution, delivery, and performance of this Agreement (and the transactions contemplated herein) by Buyer do not and will not (a) conflict with or violate any applicable Law, the articles of incorporation or bylaws of Buyer or (b) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity.

SECTION 6.7      Stock Ownership.

Buyer is the sole owner of, and has good and marketable title to Buyer Shares (including the Buyer’s Shares of common stock issued to the Seller as part of the Purchase Price), free and clear of any Liens, and the Buyer Shares are fully paid and non-assessable. There are no outstanding options, warrants or other rights of any kind including any restrictions on transfers, relating to the sale, the subscription of additional shares in the capital of the Buyer or any securities convertible into or evidencing the right to purchase additional shares in the capital of the Buyer.

SECTION 6.8      Brokers.

All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer directly with Seller and the Shareholders and neither Buyer or any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or its Affiliates could become liable or obliged.

SECTION 6.9      Bankruptcy.

At the Closing Date and at the Registration, as well as on each exercise of the Option Stakes, there are or will be no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to Buyer’s Knowledge, and threatened against Buyer.

SECTION 6.10     Available Funds.

Buyer has, and at the Closing Date and at the Registration will have, as well as on each exercise of the Option Stakes, all funds necessary, sufficient and available for its payment of the Purchase Price set forth in Section 2.1 of this Agreement.

SECTION 6.11     Parent Common Stock.

The Buyer common stock to be issued to Seller, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights.

SECTION 6.12     No Other Representations or Warranties.

Except for the representations and warranties contained in this Article VI, neither Buyer nor any other Person or entity makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE VII

SELLER’S COVENANTS

SECTION 7.1  Affirmative Covenants.

From the Closing Date up until such time that the Purchase Option has terminated, the Seller shall:

a)      Access to Information and Inspection. Prior to the Closing, Seller will provide, or cause the Company to provide Buyer and its agents and representatives with information as to the Acquired Companies, and its material operations, as requested by Buyer, including, without limitation full and complete access to all of the books, records, financial statements and other documents and materials relating to the financial condition, assets, liabilities, and business of the Acquired Companies. At any reasonable time, allow the Buyer and its representatives to visit the properties of the Acquired Companies, and to discuss their affairs, finances and accounts with the officer appointed as (or performing the functions of) the chief financial officer of the Seller. Allow the Buyer to conduct appraisals of the equipment, buildings and property of the Acquired Companies, including but not limited to, performing relevant occupational, health and safety inspection of the Acquired Companies;

b)     Corporate Existence. Preserve and maintain Seller’s corporate existence, and cause each Acquired Company to preserve and maintain, its and their corporate existence, except with the prior written consent of the Buyer;

c)      Compliance with Laws. Comply, and cause the Acquired Companies to comply with the requirements of all applicable Laws, Governmental Authorizations, Consents, licenses, concessions, Judgments, orders, decisions and awards;

d)     Further Assurances. From time to time, after the Closing and without further consideration from Buyer, but at Buyer’s expense, Seller shall execute and deliver or cause to be executed and delivered, to Buyer such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of both Parties to carry out more effectively the provisions and purposes set forth in this Agreement and the transactions provided for hereby.

SECTION 7.2     Negative Covenants.

From the Closing Date up until such time that the Purchase Option has terminated, Seller shall not:

a)     Liens. Create, incur, assume or suffer to exist, or permit any of the Acquired Companies to create, incur, assume or suffer to exist, any Lien on any of their respective properties or assets (including any Liens on shares of the Acquired Companies), other than Liens created, incurred, assumed or existing in connection with purchases or leases of equipment or property required by the Seller and/or the Acquired Companies for the operation of its business in the normal course up to a maximum of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$1,500,000) in the aggregate for all Acquired Companies;

b)     Share Capital. Issue, or permit any of the Acquired Companies, to issue shares, or any options, warrants or securities convertible into shares, or enter into, or permit or cause the Acquired Companies, to enter into any contracts or agreements to acquire any equity interests in the Acquired Companies by any Person, without the prior written consent of the Buyer;

c)     Disposal of Assets. In general, sell, exchange, lease, release or abandon or otherwise dispose of, or permit any of the Acquired Companies to sell, exchange, lease, release or abandon or otherwise dispose of, any assets or properties (including transfer or conveyance of shares of any of the Acquired Companies) to any Person, other than (i) bona fide sales, exchanges, leases, abandonments or other dispositions in the ordinary course of business for the purpose of carrying on its business of the Acquired Companies, and at fair market value, up to a maximum of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$1,500,000) in the aggregate for all Acquired Companies taken together (iii) property or assets (other than securities) which have no material economic value in the business or are otherwise obsolete; and

d)     Mergers and Amendments to Organizational Documents. Mergers and amendments to organizational documents, among other documents, enter into, or permit any of the other Acquired Companies to enter into, any reorganization, consolidation, amalgamation, arrangement, winding-up, merger or other similar transaction, or cause or permit to change the organizational or constituting documents of any of the Acquired Companies in any manner which would be inconsistent with the provisions of this Agreement, without the prior written consent of the Buyer.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.1     Reciprocal Conditions.

a)     No legal, administrative, arbitration, investigatory or other proceeding by any Governmental Entity shall have been instituted and, on what otherwise would have been the Closing Date, remain, pending, to restrain or prohibit in any material with respect to the transactions contemplated in this Agreement or shall there be in effect on such date of an injunctive order or decree of a court of competent jurisdiction restraining or prohibiting in any material with respect to the transactions contemplated herein; and no statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restricts or makes illegal in any material respect consummation of the transactions contemplated hereby.

b)     The execution, delivery and performance of this Agreement shall have been duly authorized by all necessary corporate action (including all necessary board of director and/or shareholder approvals) of both Buyer and Seller.

SECTION 8.2     Conditions to Buyer’s Closing Obligations.

The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Buyer.

a)     Representations and Warranties. The representations and warranties of Seller and the Acquired Companies set forth in Article IV and Article V hereof shall be true and correct in all material respects as of the execution date of this Agreement and as of the Closing Date if such date is different than the execution date of this Agreement, and as of the date of exercise of each of the Option Stake by Buyer.

b)     Closing Deliverables. Seller shall have delivered or shall stand ready to deliver the 25% Stake and the documents to be delivered, pursuant to Section 2.4. Buyer may not rely on the failure of any condition set forth in this Section 8.2 if such failure was caused by Buyer’s failure to comply with any provision of this Agreement.

SECTION 8.3   Conditions to Seller’s Closing Obligations.

The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Seller:

a)     Representations and Warranties. The representations and warranties of Buyer set forth in Article VI hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date if such date is different than the date of this Agreement, and as of the date of exercise of each of the Option Stake by Buyer.

b)     Closing Payments. Buyer shall have paid, or shall stand ready to pay, as of the Closing Date, the Cash Consideration to Seller.

c)     Closing Deliverables. Buyer shall have delivered or shall stand ready to deliver the Buyer Shares and the documents to be delivered, pursuant to Section 2.4. Seller may not rely on the failure of any condition set forth in this Section 8.3 if such failure was caused by Seller’s failure to comply with any provision of this Agreement.

ARTICLE IX

INDEMNIFICATION; LIMITATION OF LIABILITY

SECTION 9.1     Indemnification by Seller.

a)     Subject to the terms and conditions in this Section 9, Seller agrees to indemnify, defend, save and hold Buyer and any of its Affiliates, directors, officers, employees or agents ("Buyer's Indemnitees") harmless from and against any and all damage, loss, penalty, expense, assessment, judgment, claim, liability or deficiency of any nature whatsoever (including, without limitation, reasonable attorneys' fees and expenses, consultants' and investigators' fees and expenses, and other costs and expenses incident to any suit, action or proceeding) (together, "Losses") incurred or sustained by Buyer, or any of Buyer's Indemnitees, to the extent such Losses shall, directly or indirectly, arise out of or result from any breach of any representation and warranty when given or made by Seller herein.

b)     Notwithstanding any other provisions in this Agreement, Seller's liability under this Section 9.1 shall not in any circumstances exceed the amount of FIVE HUNDRED THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$500,000).

SECTION 9.2     Indemnification by Buyer.

a)     Subject to the terms and conditions in this Section 9, Buyer agreed to indemnify, defend, save and hold Seller and any of its Affiliates, directors, officers, employees or agents (the "Seller’s Indemnitees") harmless from and against any and all Losses incurred or sustained by Seller or any of Seller’s Indemnitees to the extent such Losses shall arise out of or result from any breach of any representation and warranty when given or made by Buyer herein.

b)     Notwithstanding any other provisions in this Agreement, Buyer´s liability under this Section 9.2 shall not in any circumstances exceed the amount of FIVE HUNDRED THOUSAND DOLLARS OF THE UNITED STATES OF AMERICA (US$500,000).

SECTION 9.3     Third Party Claims.

Within fifteen (15) Business Days after service of notice of any claim, including a legal claim, or of process by any third Person in any matter in respect of which indemnity may be sought from the other party pursuant to this Agreement, the party in receipt of the claim (the "Indemnified Party") shall notify the other party (the "Indemnifying Party") of the receipt thereof. Unless the Indemnifying Party shall notify the Indemnified Party that it elects to assume the defense of any such claim or process or settlement thereof (such notice to be given as promptly as reasonably possible in view of the necessity to arrange for such defense and in no event later than ten (10) Business Days following the aforesaid notice), the Indemnified Party shall assume the defense of any such claim or process or settlement thereof, unless counsel for the Indemnified Party believes such claim to be meritorious. Such defense shall be conducted expeditiously (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking into account costs and expenditures) and the Indemnifying Party or Indemnified Party, as the case may be, shall be advised promptly of all developments. If the Indemnifying Party assumes the defense, the Indemnified Party will have the right to participate fully in any such action or proceeding and to retain its own counsel, but the fees and expenses of such counsel will be at its own expense unless: (i) the Indemnifying Party shall have agreed to the retention of such counsel for both the indemnifying and indemnified parties or (ii) the named parties to any such suit, action or proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No settlement of a claim by either party shall be made without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.

SECTION 9.4     Limitation of Liability; Exclusivity.

In no event will any Party hereto be entitled to consequential or punitive damages or damages for loss of income or profits in any action relating to the subject matter of this Agreement. This Article IX will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby.

ARTICLE X

TERMINATION; AMENDMENT AND WAIVER

SECTION 10.1     Grounds for Termination.

This Agreement may be terminated as follows:

a)     Termination By Buyer: Buyer may terminate this Agreement by notice to Seller if: (i) Seller shall have breached any of its obligations derived from the covenants or agreements contained in this Agreement, such that the closing conditions set forth herein would not be satisfied; or (ii) a breach of any Seller’s representation or warranty contained in this Agreement such that the closing condition set forth herein would not be satisfied; provided, in the case of (i) or (ii), that such breach is not cured by Seller within thirty (30) Business Days after Seller receives written notice of such breach from Buyer.

b)     Termination By Seller. Seller may terminate this Agreement by notice to Buyer if: (i) Buyer shall have breached any of its obligations derived from the covenants or agreements contained in this Agreement, such that the closing conditions set forth herein would not be satisfied; or (ii) a breach of any Buyer’s representation or warranty contained in this Agreement such that the closing condition set forth herein would not be satisfied; (iii) Buyer fails to make the payments of the Purchase Price; provided, in the case of (i), (ii) or (iii), that such breach is not cured by Buyer within thirty (30) Business Days after Buyer receives written notice of such breach from Seller.

c)     Termination by Buyer and Seller. At any time prior to the Closing Date by mutual written agreement of Buyer and Seller or in the case of Section 2.6 of this Agreement.

SECTION 10.2     Effect of Termination.

a)     If this Agreement is terminated in accordance to Section 10.1 above, this Agreement shall no longer be of any force or effect and there shall be no liability on the part of any Party or its respective directors, managers, officers, shareholders or members except, in the case of termination because of a material default or material breach resulting from the willful fault of another party, the aggrieved Party or Parties may recover from the defaulting Party the amount of expenses incurred by such aggrieved Party or Parties in connection with this Agreement and the transaction contemplated hereby which the aggrieved Party or Parties would otherwise have to bear pursuant to Section 11.10 of this Agreement.

b)     If this Agreement shall be terminated, each Party shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any Party (or either Party’s Affiliates or representatives); provided however, that nothing herein shall relieve any Party of any liability for any breach of any covenants or other agreements under this Agreement prior to such termination.

c)     In the event that this Agreement is terminated, each Party will comply with the confidentiality obligations contained in Section 11.9 and shall redeliver all documents, work papers and other materials of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and destroy all documents, work papers and other materials developed by its accountants, agents and employees in connection with the transactions contemplated hereby which embody proprietary information or trade secrets furnished by any party hereto or deliver such documents, work papers and other materials to the party furnishing the same or excise such information or secrets therefrom and all information received by any party hereto with respect to the business of any other party or any of its subsidiaries (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for personal advantage or disclosed by such party to any third person to the detriment of the party furnishing such information or any of its subsidiaries.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1     Notices.

All notices, requests and other communications hereunder shall be in writing (including wire, telefax or similar writing) and shall be sent, delivered or mailed, addressed, or telefaxed, as follows:

a)             If to Buyer, to:

SOUTH AMERICAN GOLD CORP.
Attention:	South American Gold Corp.
Address:	3645 East Main Street
Suite 119
Richmond, IN 47374
Phone No.:	+1 765-977-8795
E-mail:	rdemotte@aol.com

With copy to:
SOUTH AMERICAN GOLD CORP.
Attention:	Brigard & Urrutia Abogados S.A.
Luis Gabriel Pérez de Brigard
Address:	Calle 70 A No. 4 – 41 (Bogotá, D.C., Colombia)
Phone No.:	+571 7442244
Fax No.:	+571 3100609
E-mail:	lperez@bu.com.co

b)       If to Seller, to:

MINERA KATA S.A.
Attention:	Morgan & Morgan Attorneys at Law
Gabriel Tribaldos
Address:	53rd E Street, MMG Tower, 16th Floor, Marbella (Panama City, Panama)
Phone No.:	+507 2567777
Fax No.:	+507 2657700
E-mail:	gabriel.tribaldos@mmgtrust.com

With copy to:
MINERA KATA S.A.
Attention:	Posse Herrera & Ruiz Abogados S.A.
Francisco Urrutia
Address:	Calle 71 No. 71 – 52 Torre A Piso 5 (Bogotá, D.C., Colombia)
Phone No.:	+571 3257300
Fax No.:	+571 3257313
E-mail:	francisco.urrutia@phrlegal.com

Each notice, request or other communication shall be given: (i) by hand delivery; (ii) by nationally recognized courier service; or (iii) by telefax, receipt confirmed (with a confirmation copy to be sent by first class certified mail first class certified postage prepaid addressed; provided that the failure to send such confirmation copy shall not prevent such telefax notice from being effective). Each notice, request or communication shall be effective: (i) if delivered by hand or by internationally recognized courier service, when delivered at the address specified in this Section (or in accordance with the latest unrevoked written direction from the receiving Party) and (ii) if given by telefax, when such telefax is transmitted to the telefax number specified in this Section (or in accordance with the latest unrevoked written direction from the receiving Party), and the appropriate confirmation is received; provided that notices received on a day that is not a Business Day or after (five) 5:00 p.m., Panama City time on a Business Day will be deemed to be effective on the next Business Day.

SECTION 11.2      Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 11.3     Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same Agreement. Any facsimile or electronically transmitted copies hereof or signature hereon shall, for all purposes, be deemed originals.

SECTION 11.4      Entire Agreement; No Third Party Beneficiaries.

This Agreement (together with the agreements, schedules and certificates referred to herein or delivered pursuant hereto) embodies the entire Agreement among the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to those set forth or provided for in this Agreement. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or assignees, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

SECTION 11.5     Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Republic of Panama, applicable to agreements made and to be performed in such country and shall be construed without regard to: (i) any choice of law or conflict of law provision or rule (whether of Panama or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Panama and (ii) any presumption or other rule requiring the construction of an agreement against the Party causing it to be drafted.

SECTION 11.6     Arbitration.

All disputes, controversies and claims between the Parties arising out of this Agreement shall be resolved by arbitration in the event that the Parties are unable to settle such a dispute, controversy or claim by negotiation or consultation among them. All arbitrations shall be conducted at such place as may be agreed, and in the absence of agreement, in Panama under the Rules of Arbitration of the International Chamber of Commerce. All disputes submitted to arbitrations shall be arbitrated in English and shall be determined pursuant to the laws of Panama. All decisions of the panel of arbitrators on any matter submitted for arbitration in accordance with this Agreement shall be final and binding on the Parties. Loss of business opportunity, punitive damages, or consequential damages is types of damages that are not recoverable under this Agreement. The Parties further acknowledge that monetary damages awarded under this section may not be an adequate remedy for a breach under Article III of this Agreement, and therefore agree that the Buyer may apply for specific performance and injunctive relief to prevent or remedy such a breach.

SECTION 11.7    Consent to Jurisdiction.

Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts and tribunals of the Republic of Panama.

SECTION 11.8    Assignment.

Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.8 shall be null and void, ab initio.

SECTION 11.9     Confidentiality.

Neither Party will make any public announcement or issue any public communication regarding this Agreement or the proposed transaction, or any matter related to the foregoing, without the prior written consent of the other Party (not to be unreasonably withheld), except if such announcement or other communication is required by applicable Law or Legal Requirement, in which case the disclosing party shall, as permitted by applicable Law or Legal Requirement, first allow the other Party at least five (5) Business Days to review such announcement or communication and the opportunity to comment thereon.

SECTION 11.10    Expenses.

Except as otherwise expressly set forth in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs, fees and expenses incurred in anticipation of, relating to and in connection with the negotiation, preparation, execution and performance of this Agreement (including without limitation fees and expenses of legal counsel, accountants and other professionals) and the transactions contemplated hereby.

SECTION 11.11    Stamp Taxes.

Notwithstanding any provision of this Agreement to the contrary, any applicable Stamp Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer.

SECTION 11.12     Headings; References to Articles; Sections; and Schedules.

The headings of the Articles, Sections, paragraphs and subparagraphs contained in this Agreement are solely for convenience and reference purposes and shall not limit or otherwise affect in any way the meaning or interpretation of any of the terms or provisions of this Agreement. The references herein to Articles, Sections and Schedules, unless otherwise indicated, are references to articles, sections of and schedules to this Agreement.

SECTION 11.13     Knowledge.

When applied to any Party to this Agreement, the term “knowledge” and any derivatives thereof shall refer only to the actual knowledge of the executive officers of that party and no information known by any other employee, or any attorney, accountant or other representative, of such party shall be imputed to such party.

SECTION 11.14     Construction.

a) References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Each Party acknowledges that this Agreement was negotiated by it with the benefit of representation by legal counsel, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

b) When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the following Business Day.

SECTION 11.15     Amendments.

The Parties hereto may, by written agreement, amend, supplement or modify the performance of any of the obligations or other acts of the Parties hereto.

SECTION 11.16     Waivers.

The Parties hereto may by written agreement (i) waive any terms and conditions established herein or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

SOUTH AMERICAN GOLD CORP.

/s/       Raymond DeMotte
Name: Raymond DeMotte
Title: President and CEO

MINERA KATA S.A.

/s/        Luis A. Davis
Name: Luis A. Davis
Title: President

Appendix A

As used in the Agreement, the following terms have the following meanings:

“25% Stake”, has the meaning set forth in the Recitals.

“50% Stake”, has the meaning set forth in Section 3.1.

“75% Stake”, has the meaning set forth in Section 3.1.

“100% Stake”, has the meaning set forth in Section 3.1.

“100% Company’s Shares”, has the meaning set forth in Section 2.6.

“Additional Cash Consideration”, has the meaning set forth in Section 2.1.

An “Affiliate”, of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than fifty percent (50%) of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

“Agreement”, has the meaning set forth in the Preamble.

“Acquired Companies”, means, collectively, the Company and its Subsidiaries.

“Judgment”, means any order, injunction, judgment, decree, ruling, and assessment or arbitration award of any governmental authority or arbitrator.

“Business Day”, means any day, other than Saturday, Sunday or any other day on which banks located in the State of Nevada, United States of America, in Panama City, Republic of Panama or in Bogotá, D.C., Republic of Colombia, are authorized or required to close.

“Buyer”, has the meaning set forth in the Preamble.

“Buyer’s Indemnities”, has the meaning set forth in Section 9.1.

“Buyer Shares”, has the meaning set forth in Section 2.1.

“Cash Consideration”, has the meaning set forth in Section 2.1.

“Claim”, means any demand, claim, action, legal proceeding (whether at law or in equity), investigation or arbitration.

“Closing”, has the meaning set forth in Section 2.2.

“Closing Date”, has the meaning set forth in Section 2.2.

“Common Stock”, has the meaning set forth in Section 5.3.

“Company”, has the meaning set forth in the Recitals.

“Consent”, has the meaning set forth in Section 4.3.

“Financial Statements”, has the meaning set forth in Section 5.8.

“Filing”, has the meaning set forth in Section 4.3.

“First Option Period”, has the meaning set forth in Section 3.1.

“GAAP”, means the General Accepted Accounting Principles.

“Governmental Entity”, means any: (a) federal, state, local, municipal, foreign or other government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal); (c) multinational organization; or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization”, means any approval, consent, ratification, waiver, license, permit, registration, concession (including mining rights and mining concessions), or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Indemnified Party”, has the meaning set forth in Section 9.3.

“Indemnifying Party”, has the meaning set forth in Section 9.3.

“Knowledge”, means, in the case of Seller and/or Buyer, the actual knowledge (as opposed to any constructive or imputed knowledge).

“Law”, means, with respect to any Person, any statute, law, standards, code, common law, treaty, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity applicable to such Person or any of its respective properties or assets, as amended from time to time.

“Legal Requirement”, means any federal, state, county, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, adopted code, principle of common law, regulation, rule, directive, approval, notice, tariff, franchise agreement, statute or treaty, or stock exchange rule.

“Lien”, means any charge, adverse claim, lien, option, and encumbrance, and mortgage, restrictions on transfer and voting or preemptive rights, pledge or security interest on property.

“Losses”, has the meaning set forth in Section 9.1.

“Material Adverse Effect”, means any change or event that is materially adverse to the assets, liabilities, operations or condition of the Company, or any of its Subsidiaries, taken as a whole, in each case, except for any such change, event or effect resulting from or arising out of (a) changes in economic conditions generally or in the industries in which the Acquired Companies operate, whether international, national, regional or local; (b) changes in general regulatory or political conditions, including any acts of war or terrorist activities or coup d’état or change of government; (c) strikes, work stoppages or other labor disturbances; (d) effects of weather or meteorological events; (e) any change of Law, accounting standards or regulatory policy; (f) changes or adverse conditions in the securities markets, including those relating to debt financing; (g) the announcement, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby; and (h) any actions specifically required to be taken or consented to, pursuant to or in accordance with this Agreement.

“Mining Authority”, means the governmental mining authority in Colombia, of any nature, exercising, or entitled to exercise, any administrative, ruling or power of any nature to grant or reject mining concessions.

“Option Notice”, has the meaning set forth in Section 3.2.

“Option Period”, has the meaning set forth in Section 3.1.

“Option Stakes”, has the meaning set forth in Section 3.1.

“Party” or “Parties”, means Seller and Buyer, individually, a “Party”, and collectively as the “Parties”.

“Person”, means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Entity.

“Proceeding”, means any claim, action, arbitration, hearing, audit, litigation or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Purchase Option”, has the meaning set forth in the Recitals.

“Purchase Price”, has the meaning set forth in Section 2.1.

“Registration”, means the registration of the mining concession identified with the code IKE-10421X in the National Mining Registry of Colombia in favor of the Company, in accordance to the regulations set forth in the Colombian Mining Code.

“Second Option Period”, has the meaning set forth in Section 3.1.

“Seller”, has the meaning set forth in the Preamble.

“Seller’s Indemnities”, has the meaning set forth in Section 9.2.

“Shares”, has the meaning set forth in the Recitals.

“Subsidiary”, means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries. When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Third Option Period”, has the meaning set forth in Section 3.1.